Exhibit 99.1

KONTOOR BRANDS DECLARES QUARTERLY DIVIDEND OF $0.50 PER SHARE, A 4 PERCENT INCREASE

GREENSBORO, N.C. - October 27, 2023 - Kontoor Brands, Inc. (NYSE: KTB), a global lifestyle apparel company, with a portfolio led by two of the world’s most iconic consumer brands, Wrangler® and Lee®, today announced that its Board of Directors has declared a regular quarterly cash dividend of $0.50 per share of its common stock, an increase of $0.02 or 4 percent. The cash dividend will be payable on December 18, 2023, to shareholders of record at the close of business on December 8, 2023.
"Given the broad-based strength of our business, even during challenging macroeconomic conditions, we are announcing an increase to our quarterly dividend. This increase reflects management and the Board of Director’s confidence in our resilient operating model, which allows us to continue to invest in our diversified, accretive growth strategy, while also delivering superior cash returns to our shareholders," said Scott Baxter, Board Chair, Chief Executive Officer and President, Kontoor Brands.
About Kontoor Brands
Kontoor Brands, Inc. (NYSE: KTB) is a global lifestyle apparel company, with a portfolio led by two of the world’s most iconic consumer brands: Wrangler® and Lee®. Kontoor designs, manufactures, distributes, and licenses superior high-quality products that look good and fit right, giving people around the world the freedom and confidence to express themselves. Kontoor Brands is a purpose-led organization focused on leveraging its global platform, strategic sourcing model and best-in-class supply chain to drive brand growth and deliver long-term value for its stakeholders. For more information about Kontoor Brands, please visit www.KontoorBrands.com.

Contacts

Investors:
Eric Tracy, (336) 332-5205
Vice President, Corporate Finance and Investor Relations
Eric.Tracy@kontoorbrands.com
or
Media:
Julia Burge, (336) 332-5122
Director, External Communications
Julia.Burge@kontoorbrands.com

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